Exhibit 99.1

For Immediate Release

March 31, 2008

Contact:

Wayne E. Travers Jr.

203-378-1152 ext. 111

Wise Metals Group LLC Announces

Fourth Quarter and Year End Results

•	2007 highlighted with several major accomplishments

•	Improved financial performance seen beginning first quarter of 2008

BALTIMORE, Md. — Company officials commented today on the number of significant accomplishments that have been made in 2007 that point the company towards continued success and improving financial performance. Some of these major developments included:

•

Partnership with the Retirement Systems of Alabama (RSA) was extended in January of 2007 through a $30 million equipment financing. The relationship with the RSA was then further extended in October of 2007 with the RSA purchase of a $75 million convertible preferred membership interest in Wise.

•

The company announced a program to further expand its product offerings by announcing a project to extend the width of Wise Alloys can stock from 60 inches to 72 inches. Construction on this project has begun and has a targeted completion date by the end of 2008.

•

Contractual commitments with all of the company’s can sheet customers were extended and amended to include significant improved pricing including the elimination of metal price caps which significantly affected the company’s past financial performance.

•	Continued focus on our recycling operations have boosted Wise Recycling’s volumes by 35 percent.

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Relocation efforts at several Recycling locations including Raleigh and Charlotte, North Carolina and Albuquerque, New Mexico were completed paving the way for further growth as well as the addition of new capabilities to now recycle both ferrous and non-ferrous metals.

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New labor agreements were reached at Wise Alloys which extend through 2012 and a working alliance was formed with ABB, a large multinational corporation with specialized expertise to provide maintenance services to Alloys. Relationships with union organizations were strengthened evidenced by now having one union organization representing each of the three major facilities at Wise Alloys versus the thirteen separate organizations that previously represented the workforce.

•

Despite extremely difficult economic conditions affecting the building and construction markets including housing and transportation, Wise Alloys was able to continue its diversification strategy into commercial products resulting in a 10 percent increase in commercial product shipments.

•

A long-standing dispute with the Company’s second largest customer (Crown Holdings) was settled on February 1, 2008 and included a dismissal of all lawsuits between the two companies as well as the signing of significant long-term contracts to supply can stock to Crown both domestically and overseas.

•

Additional long-term can sheet contracts with other major can making companies were also signed both in Europe and the Middle East to secure Wise’s position as a major can sheet supplier on a global basis. Overseas sales of can stock are expected to be as much as 20 percent of sales at Wise Alloys in 2008.

•	Increased contractual commitments in 2008 for can stock combined with expected volumes in commercial products have brought capacity utilization to very near full levels at Wise Alloys.

Company officials further announced today that for the year ended December 31, 2007, shipments of scrap at Wise Recycling increased 35 percent from 121.0 million pounds to 163.2 million pounds compared to December 31, 2006 while shipments at Wise Alloys decreased 15 percent from 636.3 million pounds to 543.6 million pounds, including a 19-percent decrease of can sheet shipments offset by a 10-percent increase in shipments of commercial products. Overall shipments in 2007 totaled 706.8 million pounds compared to 757.3 million for the same period in 2006.

The decrease in can sheet shipment volumes was due mostly to can sheet customers reducing inventory quantities from year-end levels combined with the effects of slightly lower contractual volumes from existing can sheet customers which resulted from negotiations to improve pricing.

In the fourth quarter, shipments of scrap at Wise Recycling increased 30 percent versus the fourth quarter of 2006 while shipments at Wise Alloys decreased 17 percent, including a 12-percent decrease of can sheet shipments and a 38-percent decrease in shipments of commercial products. Overall shipments in the fourth quarter of 2007 totaled 161.7 million pounds compared to 176.2 million for the same period in 2006.

Sales decreased by 5 percent to $986.7 million for the year ended December 31, 2007, compared to $1,038.6 for the same period in 2006 and approximately 17 percent to $205.3 million for the three months ended December 31, 2007.

Net loss for the year ended December 31, 2007 was $55.4 million, which includes an $8.4 million favorable impact for FAS 133 (Accounting for Derivative Instruments and Hedging Activities) and a $13.0 million favorable impact for metal costs accounted for on LIFO. This compares to a net loss of $83.9 million for the year ended December 31, 2006, which includes a $24.1 million unfavorable impact for FAS 133 and a $23.6 million unfavorable impact for metal costs accounted for on LIFO.

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After adjusting for FAS 133 and LIFO, net loss for the year ended December 31, 2007 was $76.7 million, compared to a loss of $36.2 million in the same period in 2006. Significant items impacting 2007 include higher input costs and an approximate $28.4 million impact of the lag effect of metal and weaker scrap markets and an approximate $29.1 million impact of reduced sales and production levels. 2006 results were impacted by an approximate $40.7 million impact from metal price caps on certain can sheet contracts for which those metal caps were eliminated January 1, 2007.

Interest costs for the year of $37.6 million reflect an increase of $4.9 million resulting from increased borrowings and higher interest rates.

Net loss for the fourth quarter of 2007 was $28.3 million, which includes a $3.3 million favorable impact for FAS 133 (Accounting for Derivative Instruments and Hedging Activities) and a $13.0 million favorable impact for metal costs accounted for on LIFO. This compares to a net loss of $16.9 million in the fourth quarter of 2006, which includes a $3.4 million unfavorable impact for FAS 133 and a $1.4 million favorable impact for metal costs accounted for on LIFO.

After adjusting for FAS 133 and LIFO, net loss for the fourth quarter of 2007 was $44.6 million, compared to a loss of $14.9 million in the fourth quarter of 2006. Significant items impacting the fourth quarter of 2007 include higher input costs and an approximate $11.1 million impact of the lag effect of metal and weaker scrap markets and an approximate $7.3 million impact of reduced sales and production levels. Additional costs resulting from the fourth quarter strike were $7.0 million and the legal settlement also resulted in a fourth quarter charge of approximately $7.1 million. Fourth quarter results from 2006 were impacted by an approximate $7.0 million impact from metal price caps on certain can sheet contracts for which those metal caps were eliminated January 1, 2007.

Interest costs for the fourth quarter of 2007 of $9.7 million reflect an increase of $1.2 million over the fourth quarter of 2006 resulting from increased borrowings and higher interest rates.

“Our focus is clearly on ensuring a successful start to 2008 which I am pleased to report that we are accomplishing,” commented David D’Addario, Chairman and Chief Executive Officer. “The financial challenges of 2007 have been successfully addressed and the many outlined achievements that we have made ensure our success and position as a global leader in 2008 and beyond.”

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

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Wise Metals Group LLC

Consolidated Statements of Operations

	Three months ended December 31		Twelve months ended December 31
Amounts in thousands	2007	2006	2007	2006
Net sales	$205,303	$247,491	$986,659	$1,038,641
Cost of sales	220,374	248,893	997,558	1,054,135

Gross loss	(15,071)	(1,402)	(10,899)	(15,494)
Operating expenses:
Selling, general, and administrative	6,827	3,680	15,303	11,557

Operating loss	(21,898)	(5,082)	(26,202)	(27,051)
Other income (expense):
Interest expense and fees	(9,711)	(8,480)	(37,562)	(32,679)
Unrealized gain (loss) on derivative instruments	3,282	(3,407)	8,352	(24,126)

Net loss	$(28,327)	$(16,969)	$(55,412)	$(83,856)

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Wise Metals Group LLC

Consolidated Balance Sheets

	December 31
	2007	2006
	(In Thousands)
Assets
Current assets:
Cash	$1,447	$2,280
Broker deposits	902	7,889
Accounts receivable, less allowance for doubtful accounts	77,526	104,096
Inventories, net	165,791	116,902
Fair value of contracts under SFAS 133	4,153	3,897
Other current assets	3,765	5,933

Total current assets	253,584	240,997
Non-current assets:
Property and equipment, net	90,629	84,589
Other assets	9,970	8,724
Intangible assets	—	326
Goodwill	283	283

Total non-current assets	100,882	93,922

Total assets	$354,466	$334,919

	December 31
	2007	2006
	(In Thousands)
Liabilities and members’ deficit
Current liabilities:
Accounts payable	$103,235	$71,131
Current portion of long-term debt and capital lease obligations	4,276	1,759
Borrowings under revolving credit facility	147,778	177,187
Fair value of contracts under SFAS 133	353	10,312
Accrued expenses, payroll and other	17,432	14,526

Total current liabilities	$273,074	274,915
Non-current liabilities:
Term loan and capital lease obligations, less current portion	24,463	15,854
Senior secured notes	150,000	150,000
Accrued pension obligation	3,284	3,101
Other liabilities	1,616	12,485

Total non-current liabilities	179,363	181,440
Commitments and contingencies	—	—
Members’ deficit
Members’ deficit	(101,557)	(119,145)
Accumulated other comprehensive income (loss)	3,586	(2,291)

Total members’ deficit	(97,971)	(121,436)

Total liabilities and members’ deficit	$354,466	$334,919

Wise Metals Group LLC

Consolidated Statements of Cash Flows

(Unaudited)

	Years ended December 31,
Amounts in thousands	2007	2006
Cash flows from operating activities

Net loss	$(55,412)	$(83,856)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,721	12,580
Gain on sale of assets	(371)	—
Amortization of deferred financing fees	2,065	1,698
LIFO provision	(12,962)	23,577
Bad debt expense	262	—
Unrealized (gains) losses on contracts under SFAS 133	(8,352)	24,126
Changes in operating assets and liabilities:
Broker deposits	6,987	(7,639)
Accounts receivable	26,308	(30,770)
Inventories	(35,927)	1,672
Other current assets	2,168	(1,554)
Accounts payable	32,105	16,638
Accrued expenses, payroll and other	(6,752)	(3,647)

Net cash used in operating activities	(36,160)	(47,175)

Cash flows from investing activities
Purchase of equipment	(20,692)	(10,612)
Proceeds from sale of assets	1,302	—

Net cash used in investing activities	(19,390)	(10,612)

Cash flows from financing activities
Net issuance (repayments) issuance of short-term borrowings	(29,409)	39,739
Payments of deferred financing costs to lending institutions	—	(1,156)
Proceeds from sale-financing transaction	14,950	14,950
(Payments on) proceeds from long-term obligations	(3,824)	78
Proceeds from equity investment	75,000	—
Purchase of member’s equity	(2,000)	—

Net cash provided by financing activities	54,717	53,611
Net decrease in cash and cash equivalents	(833)	(4,176)
Cash and cash equivalents at beginning of year	2,280	6,456

Cash and cash equivalents at end of year	$1,447	$2,280

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006

Net loss	$(28,327)	$(16,969)	$(55,412)	$(83,856)
Interest expense and fees	9,711	8,480	37,562	32,679
Depreciation and amortization	3,911	3,205	13,721	12,580
LIFO adjustment	(12,962)	(1,423)	(12,962)	23,577
Unrealized (gain) loss on derivative instruments	(3,282)	3,407	(8,352)	24,126

Adjusted EBITDA	$(30,949)	$(3,300)	$(25,443)	$9,106

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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